Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261466
Prospectus Supplement No. 1
(To Prospectus dated December 10, 2021)

This prospectus supplement updates and supplements the prospectus dated December 10, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-261466). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2021 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MAPS.” On December 15, 2021, the closing price of our Class A Common Stock was $5.86.

SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS, AS UPDATED AND SUPPLEMENTED UNDER SIMILAR HEADINGS IN ANY FURTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 16, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2021

WM TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39021	98-1605615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

41 Discovery Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
(844) 933-3627
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	MAPS	The Nasdaq Global Select Market

Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	MAPSW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2021, the Compensation Committee of the Board of Directors of WM Technology, Inc. (the “Company”) approved the Company’s Severance and Change in Control Plan (the “Plan”). The Company’s named executive officers, including Chris Beals and Justin Dean, are eligible to participate in the Plan.

Pursuant to the Plan, in the event of a participant’s termination of employment by the Company without “cause” (other than as a result of death or “disability”) or by the participant for “good reason,” in either case, during the period commencing three months prior to and ending 12 months following the closing of a “change in control” (as such terms are defined in the Plan) (such period, the “Change in Control Period”), the participant will be entitled to:

•a lump sum cash payment equal to a number of months of the participant’s then-current base salary (18 months for Mr. Beals and 12 months for Mr. Dean);
•a lump sum cash payment equal to a percentage of the participant’s target incentive bonus for the year in which the termination occurs (150% for Mr. Beals and 100% for Mr. Dean);
•payment of group health insurance premiums for a specified period (up to 18 months for Mr. Beals and up to 12 months for Mr. Dean); and
•full vesting acceleration of all outstanding equity awards (with any performance-based vesting awards deemed achieved at target level).

In addition, pursuant to the Plan, in the event of a participant’s termination of employment by the Company without cause or, in the case of Mr. Beals, by the participant for good reason, outside a Change in Control Period, the participant will be entitled to:

•continued payment of the participant’s then-current base salary for a number of months (12 months for Mr. Beals and nine months for Mr. Dean) (such period, the “Severance Period”);
•a percentage of the participant’s target incentive bonus for the year in which the termination occurs (100% for Mr. Beals and 75% for Mr. Dean), with such amount paid made in equal installments over the Severance Period; and
•payment of group health insurance premiums for a specified period (up to 12 months for Mr. Beals and up to nine months for Mr. Dean).

All payments and benefits under the Plan are subject to the participant’s timely execution of an effective release of claims against the Company.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto and filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit	Description
99.1	WM Technology, Inc. Severance and Change in Control Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2021

WM TECHNOLOGY, INC.

	By:	/s/ Arden Lee
Arden Lee
Chief Financial Officer